Exhibit 99.1
FOR IMMEDIATE RELEASE
Video Display Reports Third Quarter and Nine Month Results
January 17, 2011 — Video Display Corporation (NASDAQ: VIDE), a world leader in the supply of unique medical, defense and industrial display solutions, reports financial results for the fiscal third quarter and nine month periods ended November 30, 2010.
Revenue for the three month period ended November 30, 2010 is reported at $16.9 million, reflecting the expected decrease in quarterly revenues caused by the early shipment of products by the Company in the previous quarter ended August 31, 2010 which had been scheduled for shipment in the 3rd quarter. The fiscal 2011 3rd quarter revenue is reported as slightly less than the previous year third quarter revenue of $17.5 million by $591,000 or 3.37%. Revenue was also negatively impacted at the Company’s Fox International Ltd fulfillment service subsidiary by $1.17 million, versus the previous year’s 3rd quarter, due to disruptions in the supply chain from a major Japanese supplier of parts required to fill existing orders as well as reduced demand from a large customer for consumer parts and accessories.
Fully diluted earnings per share for the third fiscal quarter are reported at a loss of ($0.05) versus the previous year’s third quarter fully diluted profit of $0.01 per share. As with third quarter revenues, this period’s quarterly profits were negatively impacted by the Fox Intl Ltd quarterly performance. In this period, the Company’s display operations generated pretax profits of $285,000 which were offset by losses at Fox which reported a pretax loss of ($894,000) for the period.
Revenue for the nine month period ended November 30, 2010 is reported at $59.4 million versus $50.7 million reported for November 30, 2009, an increase of 17% versus the previous year period. Fully diluted earnings per share are reported at $0.17 for the first nine months of fiscal 2011 versus $0.03 for the like period of 2010.
Company CEO, Ron Ordway, stated, “Results, for the third quarter, were less than impressive for a variety of causes. I anticipate that the Company will show improved results for the fourth quarter. With the effect of Sony parts shipments being 95% back to normal and regular shipments from the Display division also on schedule, I would expect previously stated fourth quarter guidance, without any non-recurring gains or losses, to still be attainable and that full year earnings per share are expected to be in the range of $0.23 to $0.25 per share for fiscal February 28, 2011. It is expected, however, that the Company will report a non recurring gain on the auction sale of its Fox Intl Ltd subsidiary which is scheduled to occur during the Company’s fourth fiscal quarter.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include rugged AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 8 display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange

Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2010	2009	2010	2009

Net sales	$16,922	$17,513	$59,373	$50,704

Cost of goods sold	12,009	12,328	40,613	33,713

Gross profit	4,913	5,185	18,760	16,991

Operating expenses
Selling and delivery	1,868	1,711	5,690	5,234
General and administrative	3,435	3,202	10,185	11,084

	5,303	4,913	15,875	16,318

Operating profit	(390)	272	2,885	673

Other income (expense)
Interest expense	(243)	(308)	(832)	(811)
Other, net	62	80	251	413

	(181)	(228)	(581)	(398)

Income before income taxes	(571)	44	2,304	275

Income tax expense	(152)	(26)	802	27

Net income	$(419)	$70	$1,502	$248

Basic earnings per share of common stock	$(.05)	$.01	$.18	$.03

Diluted earnings per share of common stock	$(.05)	$.01	$.17	$.03

Basic weighted average shares outstanding	8,365	8,372	8,365	8,445

Diluted weighted average shares outstanding	8,700	8,706	8,693	8,756

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080